Exhibit 10.1

EXECUTION VERSION

TERMINATION AND COOPERATION AGREEMENT

This TERMINATION AND COOPERATION AGREEMENT (this “Agreement”), dated as of November 19, 2018, is made by and between NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (the “Manager”). The Company and the Manager are collectively referred to as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to the Management and Advisory Agreement, dated as of November 6, 2014 (the “Management Agreement”), by and between the Company and the Manager;

WHEREAS, a special committee of the board of directors of the Company, composed entirely of independent and disinterested directors (the “Special Committee”), has determined that it is in the best interests of the Company and its stockholders to internalize management of the Company and to enter into this Agreement and consummate the transactions contemplated hereby; and

WHEREAS, the Parties have therefore agreed to enter into this Agreement in order to terminate the Management Agreement and to provide for an effective transition of management of the Company from the Manager to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Termination of the Management Agreement

SECTION 1.01. Termination. Effective as of 11:59 p.m. on December 31, 2018 (the “Effective Date”), the Management Agreement is hereby terminated (the “Termination”), except that Sections 3(b) (disregarding the exception set forth therein), 11 (with respect to acts or omissions occurring on or before the Effective Date), 18 (provided, that with respect to notices to the Company thereunder, such notices shall be provided to the address therefor set forth in Section 8.03 hereof), 19, 21–23, 25 and 26 of the Management Agreement shall survive indefinitely.

SECTION 1.02. Termination Payment. As consideration for the Termination, on January 2, 2019, the Company shall (i) make a one-time payment to the Manager of $10,000,000 (the “Cash Payment”) by wire transfer of immediately available funds to an account specified by the Manager in writing at least three (3) business days prior to the Effective Date and (ii) issue to the Manager 400,000 shares of Series A Cumulative Perpetual Preferred Stock of the Company, the terms of which are as set forth in the Certificate of Designation attached as Exhibit A to this Agreement (the “Preferred Shares”). The Preferred Shares to be issued to the Manager, together with the Cash Payment, are referred to collectively as the “Termination Payment”.

SECTION 1.03. Accrued Compensation. Any Management Fee or Incentive Compensation accrued and payable but not yet paid under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) shall be due and payable from the Company to the Manager in cash on the Effective Date to the extent determined on or prior to the Effective Date and as promptly as reasonably practicable after the Effective Date to the extent determined after the Effective Date. The terms of Section 8(d) of the Management Agreement shall not apply to any Incentive Compensation payable for the period from the date of this Agreement through the Effective Date (and all such amounts, if any, shall be paid in cash).

SECTION 1.04. Unpaid or Unreimbursed Expenses. Any Expenses which are reimbursable to the Manager but not yet reimbursed by the Company under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) shall be paid by the Company to the Manager in cash within ten (10) days of the Manager delivering the Expense Schedule (as defined below). In the event the Manager has incurred any Expenses, including any bonus payments for services rendered prior to the Effective Date (whether such bonuses are paid before or after the Effective Date), that are reimbursable pursuant to the Management Agreement and such Expenses are not reflected on the Expense Schedule (as defined below), the Manager may, (i) with respect to such bonus payments, no later than forty-five (45) days following the Effective Date, submit an updated Expense Schedule and such additional Expenses shall be reimbursed by the Company within ten (10) days after the date of delivery of such updated Expense Schedule, and (ii) with respect to Expenses other than bonus payments, no later than one hundred eighty (180) days following the Effective Date, submit an updated Expense Schedule and such additional Expenses shall be reimbursed by the Company within ten (10) days after the date of delivery of such updated Expense Schedule. For the avoidance of doubt, if the aggregate amount of funds that the Manager has received or receives in respect of Expense reimbursements exceeds the Expense reimbursements to which the Manager is entitled pursuant to the Management Agreement (taking into account any advances in respect of Expense reimbursements that may have been made or be made by the Company), the Manager shall promptly return such excess to the Company.

SECTION 1.05. Actions Upon Termination. Upon the Effective Date, the Manager shall:

(a) after deducting any accrued compensation and reimbursement for its Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company or its Subsidiaries pursuant to the Management Agreement through the Effective Date;

(b) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period from June 30, 2018 to the Effective Date, including a schedule reflecting the Management Fee and Incentive Compensation paid since January 1, 2018 and a schedule reflecting the Expenses incurred by the Manager and not yet reimbursed by the Company under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) (the “Expense Schedule”); and

(c) deliver to the Company all property and documents of the Company or any Subsidiary then in the custody of the Manager; provided that (i) the Manager shall not be required to provide any documentation that (x) contains information regarding the Company or its Subsidiaries as well as information of other entities affiliated with the Manager (other than information regarding the Company or any of its Subsidiaries that also relates to entities affiliated with the Manager as a result of a commercial relationship with the Company or any of its Subsidiaries (“Affiliated Commercial Information”), in which case the exception in this clause (x) shall not apply to such Affiliated Commercial Information), or (y) would violate law or jeopardize or waive privilege or work product doctrine, (ii) the Manager may retain copies of documents necessary or useful for the Manager to provide services under the TSA (as defined below) (which copies shall be delivered to the Company or destroyed upon termination of the applicable services to which the documents relate) and (iii) with respect to emails that relate to the Company or its Subsidiaries, such emails will be transferred in accordance with the procedures that have been agreed upon between the Manager and its IT and compliance personnel, on the one hand, and the Company and those individuals that will become employees of the Company, on the other hand; provided that emails will not be transferred if they also contain information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of clause (i)(y), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without the consequences set forth therein, including entering into a joint defense agreement.

SECTION 1.06. Transition Services. On or before the Effective Date, the Parties shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit B, with such changes to Schedule A attached thereto as the Parties may negotiate in good faith and mutually agree prior to the Effective Date (the “TSA”).

ARTICLE II

Compensation and Employee Matters

SECTION 2.01. Stock Options. Effective as of the Effective Date and continuing through the expiration date of the New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (adopted as of October 16, 2014, the “Option Plan”), no “Awards” (as defined in the Option Plan) will be granted or otherwise awarded to the Manager under the Option Plan, including any Awards that would otherwise be granted to the Manager upon an equity issuance by the Company in accordance with Section 5.5(a) of the Option Plan. Prior to the Effective Date, the Company and the Manager shall take all actions necessary to provide that no “Tandem Awards” (as defined in the Option Plan) shall be granted with respect to any Offer Employee (as defined below) who commences employment with the Company or one of its affiliates on or after the Effective Date.

SECTION 2.02. Offers of Employment. Prior to the Effective Date, the Company shall make a written offer of employment to each employee of the Manager listed on Exhibit C hereto (each, an “Offer Employee”), and each Offer Employee who accepts such offer of employment shall become employed by the Company or one of its affiliates on the Effective Date. Unless otherwise determined by the Manager in its sole discretion with respect to Offer Employees who do not accept the offer of employment pursuant to this Section 2.02, each Offer Employee shall (i) terminate employment with the Manager and its affiliates effective as of immediately prior to the Effective Date, (ii) cease to be an active participant in any employee benefit plans maintained by the Manager and its affiliates effective as of immediately prior to the Effective Date and (iii) execute a separation agreement and release of claims in substantially the form customarily used by the Manager (the “Separation Agreement”).

SECTION 2.03. 2018 Compensation. Subject to Section 1.04, the Manager shall be solely responsible for the payment of all compensation payable to the Offer Employees with respect to the period prior to the Effective Date, whether payable prior to or following the Effective Date; provided that the payment by the Manager of all bonus compensation relating to the calendar year 2018 (both cash and the value of any equity awards that would otherwise be granted) will be conditioned on the execution of the Separation Agreement by the applicable Offer Employee.

SECTION 2.04. Resignation. Upon the Company’s request, the Manager will deliver executed resignation letters effective as of the Effective Date for all employees of the Manager who serve as officers or directors of the Company other than those the Company determines will be or remain officers or directors of the Company as of the Effective Date.

ARTICLE III

Certain Covenants

SECTION 3.01. Sale; Merger; Consolidation. In the event the Company (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, adequate provision shall be made so that any such Person shall assume and agree to perform this Agreement and Section 11 of the Management Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such consolidation, merger, transfer or conveyance had taken place. No such consolidation, merger, transfer or conveyance shall relieve the Company of its obligations under this Agreement or Section 11 of the Management Agreement. For the purpose of this Section 3.01, a “Person” shall mean any individual or any corporation, limited liability company, partnership, trust, association, joint venture, firm, governmental authority or other entity of any kind.

SECTION 3.02. Insurance. For the six (6)-year period commencing on the Effective Date, the Company shall maintain in effect the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance covering actions and omissions occurring on or before the Effective Date with respect to those individuals who are currently (and any additional individuals who prior to the Effective Date become) covered by the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance policies (the “Covered Persons”), or shall purchase comparable officers’ and directors’ liability insurance covering such actions and omissions for such six (6)-year period from an insurer or insurers having AM Best financial strength ratings no lower than the Company’s and its Subsidiaries’ current insurer, in each case on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such Covered Persons than those of the policies in effect on the date of this Agreement; provided, that in no event shall the Company be required to expend for such policies an aggregate annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year for such purposes; provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing, the Company may prior to the Effective Date purchase a six (6)-year prepaid “tail policy” from an insurer or insurers having AM Best financial strength ratings no lower than the Company’s and its Subsidiaries’ current insurer, covering actions and omissions occurring on or before the Effective Date with respect to such Covered Persons, on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such Covered Persons than those of such policies in effect on the date of this Agreement, at an aggregate cost up to but not exceeding the aggregate maximum amount payable pursuant to the provisions above for such six-year period; provided, that if the cost of such insurance coverage exceeds such maximum amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. The provisions of this Section 3.02 are intended to be for the benefit of, and after the Effective Date shall be enforceable by, each of the Covered Persons, who shall be third party beneficiaries of this Section 3.02. In the event the Company (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, adequate provision shall be made so that such Person shall assume and agree to all of the obligations of the Company set forth in this Section 3.02. The rights of the Covered Persons under this Section 3.02 are in addition to any rights such Covered Persons may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable contracts or laws.

ARTICLE IV

Access to Information; Confidentiality; Privilege

SECTION 4.01. Access to Information. Until January 1, 2022, the Manager shall, at the Company’s expense, reasonably promptly provide access to information relating to the Company or any of its Subsidiaries reasonably requested by the Company and in the possession or under the control of the Manager immediately following the Effective Date; provided that (i) the Manager shall not be required to provide such access to information in response to a request under this Section 4.01 if the Manager reasonably determines that providing access to information would violate any law or would jeopardize or waive any attorney-client privilege, the work product doctrine or other applicable privilege and (ii) the

Manager may withhold any documentation that contains information regarding the Company or any of its Subsidiaries as well as information of other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of each of clauses (i) and (ii), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without such consequences, including, in the case of clause (i), entering into a joint defense agreement. With respect to emails, until January 1, 2022, the Manager shall reasonably promptly respond to reasonable requests by the Company regarding any specific email that should have been transferred at the Effective Date pursuant to Section 1.05(c) (or was not required to be transferred because it also contained information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information)). The Manager shall not have any liability if any historical information provided pursuant to this Section 4.01 is found to be inaccurate or if any information is lost or destroyed, in each case, in the absence of gross negligence, fraud or willful misconduct of the Manager.

SECTION 4.02. Production of Witnesses. At all times from and after the Effective Date, upon reasonable request:

(a) The Manager shall use commercially reasonable efforts to make available, or cause to be made available, to the Company, the directors, officers, employees and agents of the Manager as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Company (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Company may from time to time be involved, except in the case of any action, suit or proceeding in which the Company is adverse to the Manager; provided that the Company shall reimburse the Manager for all reasonable and documented costs and expenses incurred in connection with such efforts; and

(b) The Company shall use commercially reasonable efforts to make available, or cause to be made available, to the Manager, the directors, officers, employees and agents of the Company as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Manager (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Manager may from time to time be involved, except in the case of any action, suit or proceeding in which the Manager is adverse to the Company; provided that the Manager shall reimburse the Company for all reasonable and documented costs and expenses incurred in connection with such efforts.

SECTION 4.03. Confidentiality. (a) The Company shall keep confidential any and all non-public information in its possession related to the Manager and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Company and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company and in respect of whose failure to comply with such obligations, the Company will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government investigation, (iii) as necessary in order to permit the Company to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Manager.

(b) The Manager shall keep confidential any and all non-public information in its possession related to the Company and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Manager and in respect of whose failure to comply with such obligations, the Manager will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government investigation, (iii) as necessary in order to permit the Manager or its affiliate to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Company.

(c) Notwithstanding the foregoing, in the event that any demand or request for disclosure of information is made pursuant to the foregoing clause (a)(ii) or (b)(ii) above, to the extent permitted by law, the disclosing Party shall promptly notify the non-disclosing Party of the existence of such request or demand and, to the extent commercially practicable, shall provide the non-disclosing Party thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the disclosing Party shall furnish, or cause to be furnished, only that portion of the information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

SECTION 4.04. Privileged Matters. (a) The Parties recognize that legal and other professional services have been provided prior to the Effective Date to the Manager, and that such legal services have included: (i) services in which the Parties are jointly represented by counsel (either inside counsel for the Manager or outside counsel retained by the Manager); (ii) services in which information has been shared between the Parties subject to common interest understandings or agreements; and (iii) services provided solely for the benefit of either the Manager or the Company and its affiliates. The Parties agree that any determination as to the nature of the legal services will be made reasonably and in good faith by the Manager.

(b) With respect to services determined reasonably and in good faith by the Manager to have been provided to the Parties in a joint representation or to information shared pursuant to common interest understandings or agreements as described in Section 4.04(a)(i) or 4.04(a)(ii), above, the Parties agree to cooperate in connection with all decisions as to privileges that may be asserted under applicable law. Absent agreement by the Parties to waive or not to assert any applicable privilege in a particular matter, the Parties hereby agree to assert and maintain all such privileges, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(c) With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Company, the Parties agree that the Company should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Company, or its assets, operations, liabilities or Company employees (other than Company employees previously employed by the Manager), in any lawsuits or other proceedings initiated by or against the Company, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(d) With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Manager, the Parties agree that the Manager should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Manager, or its assets, operations, liabilities or employees, in any lawsuits or other proceedings initiated by or against the Manager, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(e) Upon receipt by either Party of any subpoena, discovery or other request that requires the production or disclosure of information as to which the other Party has the sole right hereunder to assert or waive a privilege, or if such Party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 4.04 or otherwise to prevent the production or disclosure of such privileged information.

(f) The access to information being granted pursuant to Section 4.01, the agreement to provide witnesses and individuals pursuant to Section 4.02 hereof, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 4.05. Financial Information Certifications.

(a) Subject to limitations set forth below in Section 4.05(b) and in the acknowledgments of the Company attached as Exhibit D, the Parties agree, upon reasonable advance notice, to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the Company to make the certifications required of the Company under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

(b) In no event shall the Manager be liable to the Company for any damages incurred by the Company in connection with any failure to file, or delay in the filing of, any documents required to be filed with or furnished to the United States Securities and Exchange Commission, except in the case of fraud or willful misconduct.

ARTICLE V

Representations and Warranties

SECTION 5.01. Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby, (b) such Party has obtained all necessary corporate or limited liability company, as applicable, approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 5.02. Representations and Warranties of the Manager. The Manager hereby represents and warrants to the Company that:

(a) The Manager is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”); (ii) aware that the sale of the Preferred Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and applicable state securities laws; and (iii) acquiring the Preferred Shares for its own account, not as a nominee or agent, and not with view to the resale or distribution of any part thereof, and that the Manager has no present intention of selling, granting any participation in or otherwise distributing the same in any manner that violates the Securities Act.

(b) The Manager understands and agrees that the Preferred Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Preferred Shares have not been and will not be registered under the Securities Act and that such Preferred Shares may be offered, resold, pledged or otherwise transferred only (i) pursuant to an exemption from registration under the Securities Act (if available) or an effective registration statement under the Securities Act and (ii) only in accordance with any applicable state securities laws, and that it will notify any subsequent purchaser of Preferred Shares from it of the resale restrictions referred to above, as applicable.

(c) The Manager understands that the Company may require that the Preferred Shares bear a restrictive legend (it being agreed that if the Preferred Shares are not certificated, other appropriate restrictions shall be implemented).

ARTICLE VI

Indemnification; Derivative Litigation; Limitation of Liability

SECTION 6.01. Indemnification. As provided in Section 1.01, the obligations of the Company and the Manager pursuant to Section 11 of the Management Agreement with respect to acts or omissions occurring on or before the Effective Date will indefinitely survive the termination of the Management Agreement; it being acknowledged and agreed that the obligations of the Company pursuant to Section 11 of the Management Agreement shall also relate to any claim by any stockholder of the Company in its capacity as such or any claim by or in right of the Company against any Indemnified Party, in any such case in respect of or arising from matters that are the subject of this Agreement, including the transactions contemplated hereby; provided that such indemnification obligations of the Company shall not relate to any claim by the Company pursuant to the Management Agreement (to the extent they survive as provided in Section 1.01), this Agreement or the TSA. For the avoidance of doubt, the surviving obligations pursuant to Section 11 of the Management Agreement shall be subject to the limitations set forth in Section 11 of the Management Agreement.

SECTION 6.02. Derivative Litigation. The Manager shall have the right to consent to any settlement of the Derivative Litigation (as defined below) that requires any payment by the Manager or any other subsidiary of Fortress Investment Group LLC (“Fortress”) (including in respect of any of their directors, officers or employees) that is not covered by insurance, or that by its terms imposes any continuing obligations on the part of the Manager (for the avoidance of doubt, other than by virtue of the Manager remaining involved in such litigation) or any admission of wrongdoing by or on behalf of the Manager or any of its directors, officers or employees.

SECTION 6.03. Limitation of Liability. It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement. Notwithstanding the foregoing, neither Party will be directly liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages, except to the extent paid in connection with a claim by a third party.

ARTICLE VII

Dispute Resolution

SECTION 7.01. Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 7.02 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

SECTION 7.02. Negotiation and Dispute Resolution. (a) Except as otherwise provided in this Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or Section 11 of the Management Agreement or otherwise arising out of, or in any way related to this Agreement or Section 11 of the Management Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 7.03.

SECTION 7.03. Arbitration. (a) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the International Institute for Conflict Prevention and Resolution under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 7.03 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court.

The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 6.03. The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b) The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to the TSA or Section 11 of the Management Agreement if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement, the TSA and Section 11 of the Management Agreement during the course of dispute resolution pursuant to the provisions of this Article VII; provided, however, that the Manager will not be required to continue to perform services under the TSA for which it has not been (or is not being) reimbursed in accordance with Section 1.6 of the TSA until such reimbursement is made.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Release. (a) Effective as of the Effective Date, each Party (in such capacity, the “Releasing Party”) does hereby, for itself and each of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), release and forever discharge the other Party and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever to the Releasing Party or any of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Date; provided, however, that this release does not purport to apply to (i) the proceeding captioned Cumming v. Edens, C.A. No. 13007-VCS, pending in the Delaware Court of Chancery (the “Derivative Litigation”), (ii) any indemnification obligations pursuant to Section 11 of the Management Agreement as described in Sections 1.01 and 6.01, which obligations shall survive as set forth in such Sections or (iii) any rights of a Party under this Agreement or the TSA.

(b) Each Releasing Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, each Releasing Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in Section 8.01(a).

SECTION 8.02. Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement and (b) neither Party will take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by this Agreement.

SECTION 8.03. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by email against confirmation and (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

New Senior Investment Group Inc.

1345 Avenue of the Americas

45th Floor

New York, New York 10105

Attention: Chief Executive Officer

Fax:    (212) 798-6070

Email: sgivens@fortress.com

(b)	If to the Manager:

FIG LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

Attention: Mr. David N. Brooks

Fax:    (917) 591-8632

Email: dbrooks@fortress.com

SECTION 8.04. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party.

SECTION 8.05. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

SECTION 8.06. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 8.07. Expenses. Each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Termination.

SECTION 8.08. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 8.09. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.11. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 8.12. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:	/s/ Robert F. Savage
Name: Robert F. Savage
Title: Chairman of the Special Committee of the Board of Directors

FIG LLC, a Delaware limited liability company

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

[Signature Page to Termination and Cooperation Agreement]

EXHIBIT A

Form of Certificate of Designation

EXHIBIT A

CERTIFICATE OF DESIGNATION OF

SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK OF

NEW SENIOR INVESTMENT GROUP INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

New Senior Investment Group Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation (the “Board of Directors”), on [•], 2018, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for out of the 100,000,000 shares of preferred stock, par value $0.01 per share, authorized in Article Fourth of the Certificate of Incorporation, the issue of a series of preferred stock, par value $0.01 per share (the “Preferred Stock”), having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Section 1. Designation. The shares of such series of Preferred Stock shall be designated as Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference amount of $100 per share (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be subject to any upward or downward adjustment except as set forth in Section 11(a). The Series A Preferred Stock shall rank, with respect to payment of dividends and distributions, and the distribution of assets upon the voluntary or involuntary liquidation, winding-up or dissolution (a “Liquidation”) of the Corporation, (a) senior to the common stock of the Corporation (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Corporation (including any class or series of preferred stock established after December 31, 2018 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon the Liquidation of the Corporation (collectively, “Junior Stock”); (b) pari passu with each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Parity Stock”); and (c) junior to each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Senior Stock”). The Corporation’s ability to issue Parity Stock and Senior Stock shall be subject to the provisions of Section 5.

Section 2. Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 400,000. Such number may, from time to time, be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and in a manner permitted by the DGCL and the terms provided herein.

Section 3. Dividends.

(a) Rate. Holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends on the Series A Preferred Stock at a rate per annum of 6.00% (the “Dividend Rate”) per share on the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share for all prior Dividend Payment Periods (as defined below). Dividends shall be cumulative and payable quarterly in arrears on the fifteenth (15th) calendar day (or the following Business Day if the fifteenth (15th) calendar day is not a Business Day) of January, April, July and October of each year (commencing on April 15, 2019) (each such date, a “Dividend Payment Date”, and the period from and including the Issue Date to the first Dividend Payment Date and each such quarterly period thereafter beginning on the day after the immediately preceding Dividend Payment Date and ending on and including the immediately following Dividend Payment Date are each referred to herein as a “Dividend Payment Period”); provided that if the declaration and payment of such dividends is not permitted either (x) under applicable law because the Corporation does not have sufficient profits, surplus or other funds legally available for the payment of such dividends or (y) under the terms of the Corporate Credit Facility (as defined below) (provided that, in the case of clause (y), the Corporation has also suspended the payment of any and all dividends on all other classes and series of capital stock of the Corporation), such dividends shall not be required to be declared or be paid or payable on such Dividend Payment Date, and instead, such dividends shall be declared, become payable and be paid on the first succeeding Dividend Payment Date on which the Corporation is not prohibited from declaring and paying such dividends (and, for the avoidance of doubt, such dividends shall be payable in addition to, and not in lieu of, any dividends which would otherwise be payable on such succeeding Dividend Payment Date); provided, further, that accrued and unpaid dividends for any prior quarterly period may be paid at any time. Dividends, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available therefor, will accrue at the Dividend Rate on a daily basis from and including the Issue Date and computed on the basis of a 365-day year and the actual number of days elapsed for any Dividend Payment Period.

(b) Payment. The Corporation shall either pay the dividends payable on each Dividend Payment Date entirely in cash or, if the Corporation does not pay such Dividends entirely in cash on any Dividend Payment Date, then such accrued and unpaid dividends on each share of Series A Preferred Stock shall be accumulated and shall remain as an amount of accrued and unpaid Dividends on such share until paid in cash to the Holder thereof. Dividends shall accumulate whether or not in any Dividend Payment Period there have been profits, surplus or other funds of the Corporation legally available for the payment of such Dividends. If the Corporation does not pay Dividends entirely in cash on any Dividend Payment Date, then, not less than ten (10) days prior to such Dividend Payment Date, the Corporation (or Transfer Agent) shall provide to the Holders of record as of the applicable Dividend Record Date (as defined below), by first class mail, postage prepaid, addressed to the Holders of record at their respective last addresses appearing on the stock ledger of the Corporation, a statement setting forth the aggregate amount of accrued and unpaid dividends for such Dividend Payment Period and all prior Dividend Payment Periods with respect to each share of Series A Preferred Stock. Each dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder in writing given to the Corporation from time to time.

(c) Record Date. Dividends shall be payable (i) in the case of dividends paid in cash on a Dividend Payment Date, to the Holders of record at the close of business on the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls and (ii) in the case of dividends that are initially not paid in cash and instead accumulated and subsequently paid upon a payment date established by the Corporation for such purpose, to the Holders of record the date that is ten (10) days prior to the applicable payment date of such accumulated and unpaid dividends (each such record date, a “Dividend Record Date”). For clarity, in the case of payments pursuant to Section 4 in connection with a Liquidation or pursuant to Section 6 in connection with a redemption, such payments (including in respect of dividends that are initially not paid in cash and instead accumulated) shall be made to Holders in accordance with such Sections.

(d) Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart in a segregated account for such payment, on all issued and outstanding Series A Preferred Stock and any Parity Stock for all Dividend Payment Periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full cumulative and unpaid dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the per share amount of dividends declared on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any Parity Stock or Junior Stock, from time to time out of the funds of the Corporation legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Preference. In the event of any Liquidation of the Corporation, each Holder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation (whether capital or surplus), before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock held by such Holder equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share through and including the date of such Liquidation of the Corporation. Without limiting the provisions set forth in Section 6(c) below, none of (i) the sale of all or substantially all of the property or business of the Corporation (other than in connection with the Liquidation of the Corporation), (ii) the merger, division, conversion or consolidation of the Corporation into or with any other Person or (iii) the merger, division, conversion or consolidation of any other Person into or with the Corporation, shall constitute a Liquidation of the Corporation for the purposes of the immediately preceding sentence.

If the assets of the Corporation available for distribution to the Holders upon any Liquidation of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 4, no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which such Holders and holders of any Parity Stock are entitled upon such Liquidation, with the amount allocable to each class or series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each class or series and accrued and unpaid dividends to which each class or series is entitled.

After the payment to the Holders of the full preferential amounts provided for in this Section 4, such Holders such shall have no right or claim to any of the remaining assets of the Corporation.

Section 5. Voting Rights. Holders of shares of Series A Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 5. So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, will be required to (i) alter or amend this Certificate of Designation (whether by amendment, merger or otherwise), (ii) alter or amend the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the powers, preferences, privileges or rights of the Holders of Series A Preferred Stock, (iii) authorize, create, issue or increase the authorized amount of, or any obligation or security convertible into or evidencing a right to purchase, any Series A Preferred Stock, Parity Stock or Senior Stock, (iv) classify or reclassify any authorized stock of the Corporation into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock or (v) enter into any contractual arrangements by the Corporation, other than the Corporate Credit Facility, that by their terms prohibit or restrict the payment of dividends by the Corporation with respect to the Series A Preferred Stock. For the avoidance of doubt, no such vote shall be required for the Corporation to authorize, create, issue or increase in the authorized amount of any capital stock or obligation or security not otherwise prohibited by clause (iii) of the preceding sentence.

Section 6. Redemption.

(a) Redemption at the Option of the Corporation.

(i) The Corporation, at the option of the Board of Directors, may redeem the Series A Preferred Stock in whole (but not in part), at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the Corporation Redemption Date (as defined below), payable in cash out of funds of the Corporation legally available therefor.

(ii) In the event the Corporation shall determine to redeem the Series A Preferred Stock pursuant to this Section 6(a), the Corporation will give notice of any such redemption (a “Corporation Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “Corporation Redemption Date”), including instructions for redemption. The Notice of Redemption shall specify the Corporation Redemption Date, the redemption price determined in accordance with this Section 6(a) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed.

(iii) On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(a), and on the Corporation Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).

(iv) Nothing contained in this Section 6 shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Series A Preferred Stock.

(b) Redemption at the Option of the Holder. (i) On or after December 31, 2020, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 50% of the then outstanding shares of Series A Preferred Stock, and (ii) on or after December 31, 2021, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 100% of the outstanding shares of Series A Preferred Stock, in each case, for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the Holder Redemption Date (as defined below), by giving the Corporation written notice (a “Holder Notice of Redemption”) of the exercise of such right and specifying the date, which shall not be less than ten (10) Business Days after the date of such notice, on which such redemption is to be made (the “Holder Redemption Date”). On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(b) (which payment shall be made on a pro rata basis in the case of any partial redemption), and on the Holder Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).

(c) Mandatory Redemption. Upon a Change of Control of the Corporation, the Corporation shall redeem 100% of the outstanding shares of Series A Preferred Stock upon closing of such Change of Control transaction for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the closing date of such Change of Control transaction (the “Change of Control Redemption Date”, and any Change of Control Redemption Date, Corporation Redemption Date or Holder Redemption Date, the “Redemption Date”). In the event of a Change of Control, the Corporation will give a notice (a “Change of Control Notice of Redemption”, and any Change of Control Notice of Redemption, Corporation Notice of Redemption or Holder Notice of Redemption, a “Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the Change of Control Redemption Date, including instructions for redemption; provided, that the Change of Control Notice of Redemption given pursuant to this Section 6(c) may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Notice of Redemption is given. The Change of Control Notice of Redemption shall specify the Change of Control Redemption Date, the redemption price determined in accordance with this Section 6(c), and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(c), and on the Change of Control Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive the payment of the redemption price by following the redemption instructions). If applicable law does not permit the Corporation to consummate such mandatory redemption because the Corporation does not have sufficient assets or funds legally available therefor, then upon such Change of Control, all then outstanding shares of Series A Preferred Stock shall be purchased from the Holders by the acquiring person in such Change of Control for cash at a price per share of Series A Preferred Stock equal to the same then applicable mandatory redemption price set forth in this Section 6(c).

(d) Constructive Redemption. After the Notice of Redemption shall have been mailed, the Corporation may irrevocably deposit, for the pro rata benefit of the Holders of record of the Series A Preferred Stock called for redemption pursuant to Section 6(a), 6(b) or 6(c), as applicable, the funds necessary for such redemption (including funds sufficient to pay in cash any dividends that would accrue up to the applicable Redemption Date) (such funds, the “Constructive Redemption Amount”) in a segregated escrow account with a bank or trust company selected by the Board of Directors (which may not be an Affiliate of the Corporation) that has a capital and surplus of at least $250,000,000, with such escrow arrangements providing for the irrevocable release and payment of such funds to the Holders of record of the Series A Preferred Stock called for redemption. No interest shall accrue for the benefit of the Holders of shares of Series A Preferred Stock to be redeemed on such Constructive Redemption Amount so set aside by the Corporation. The payment obligations of the Corporation under Section 6(a), 6(b) or 6(c), as applicable, shall be deemed to be satisfied and discharged upon the irrevocable deposit of the Constructive Redemption Amount in accordance with the terms of this Section 6(d). Subject to applicable escheat laws, any portion of the Constructive Redemption Amount unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such Constructive Redemption Amount.

(e) Real Estate Investment Trust Status; REIT Status Redemption. Notwithstanding anything to the contrary in this Certificate of Designation, (i) the Series A Preferred Stock shall be subject to the provisions of Article Eleventh of the Certificate of Incorporation, including the provisions thereof requiring shares of Capital Stock (including Series A Preferred Stock) Beneficially or Constructively Owned by a stockholder in excess of the Aggregate Stock Ownership Limit to automatically be transferred to a Trust for the benefit of a Charitable Beneficiary, and the Board of Directors and the Corporation shall have all rights and remedies provided in Article Eleventh of the Certificate of Incorporation, and (ii) without limiting the foregoing, the Corporation, at any time at the option of the Board of Directors, may redeem all or any portion of the Series A Preferred Stock, at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the REIT Status Redemption Date (as defined below), to the extent the Board of Directors determines in its sole discretion that such redemption is necessary or desirable to minimize the likelihood that any Person’s ownership of Series A Preferred Stock would cause a violation of the Aggregate Stock Ownership Limit or would otherwise jeopardize the Corporation’s status as a real estate investment trust for U.S. federal income tax purposes. In the event the Corporation shall determine to redeem all or any portion of the Series A Preferred Stock pursuant to this Section 6(e), the Corporation will give notice of any such redemption (a “REIT Status Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of such shares of Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “REIT Status Redemption Date”), including instructions for redemption. The REIT Status Notice of Redemption shall specify the REIT Status Redemption Date, the redemption price determined in accordance with this Section 6(e) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the

Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(e), and on the REIT Status Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions). Capitalized terms used in this Section 6(e) but not defined in this Certificate of Designation shall have the meaning given to such terms in the Certificate of Incorporation.

Section 7. Preemption and Conversion. Holders of shares of Series A Preferred Stock are not entitled to any preemptive, conversion or subscription rights in respect of any shares of capital stock or other securities of the Corporation.

Section 8. Reacquired Shares. The shares of Series A Preferred Stock that have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Section 9. Transfer of Shares.

(a) Compliance with Securities Laws. The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.

(b) Legend. Each certificate representing shares of Series A Preferred Stock shall contain a legend substantially in the form of the Restricted Legend (or shall otherwise be subject to the Restricted Legend if issued in book-entry form). The Restricted Legend shall not be removed unless there is delivered to the Corporation and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation, that such shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act or may be transferred without any restrictions or conditions under that Rule. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Corporation, shall countersign and deliver shares of Series A Preferred Stock that do not bear the Restricted Legend (or shall otherwise remove the Restricted Legend if such shares are issued in book-entry form). The Corporation will refuse to register any transfer of shares of Series A Preferred Stock that is not made in accordance with the provisions of this Section 9.

Section 10. Definitions. As used herein, the following terms shall have the following respective meanings; provided, that any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Certificate of Incorporation:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(c) “Change of Control” means (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder; (ii) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity in such transaction; or (iii) the consummation of a transaction or series of transactions (including, without limitation, any merger, consolidation, tender offer, exchange offer or any other similar transaction) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the 1934 Act) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act), that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder, becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the 1934 Act), directly or indirectly, of 50% or more of the voting power of the then issued and outstanding shares of capital stock of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Corporate Credit Facility” means [a corporate credit facility entered into on or prior to December 31, 2018]

(f) “Holder” means the Person in whose name a share of Series A Preferred Stock is registered.

(g) “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Corporation or the Transfer Agent. The counsel may be an employee of or counsel to the Corporation or the Transfer Agent.

(h) “Person” means any individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

(i) “Restricted Legend” means a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(j) “Securities Act” means the Securities Act of 1933, as amended.

(k) “Subsidiary” means, with respect to any Person, (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(l) “Transfer Agent” means American Stock Transfer & Trust Company, LLC unless and until a successor is selected by the Corporation, and then such successor.

Section 11. Miscellaneous.

(a) Each of the Liquidation Preference and any dividend rate set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive and not subject to challenge by the Holders or any other party in the absence of bad faith) and submitted by the Board of Directors to the Transfer Agent.

(b) Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(c) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

(d) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(f) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(g) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed this [•] day of [•], 2018.

NEW SENIOR INVESTMENT GROUP INC.

By
Name: [•] Title: [•]

[Signature Page to the Series A Preferred Stock Certificate of Designation]

EXHIBIT B

Form of Transition Services Agreement

EXHIBIT B

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2018, and effective as of January 1, 2019 (the “Effective Date”), is made by and between NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (“Service Provider”). The Company and Service Provider are collectively referred to as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS the Company and Service Provider are party to that certain Termination and Cooperation Agreement, dated as of November 19, 2018 (the “Termination Agreement”), pursuant to which the Parties have agreed to terminate Service Provider’s role as external manager of the Company as of the Effective Date; and

WHEREAS pursuant to the Termination Agreement, the Company and its affiliates will continue to require that Service Provider provide or cause to be provided certain services during a transitional period following the Effective Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Services

SECTION 1.1. Services. Subject to the terms and conditions of this Agreement, Service Provider shall provide to the Company and its affiliates the services set forth on Schedule A attached hereto (together, the “Services”). The Company acknowledges and agrees that Service Provider may provide Services itself or by or through one or more of its affiliates or, subject to the Company’s prior consent upon reasonable advance notice, third party contractors; provided, however, that Service Provider shall remain responsible for Services provided by its affiliates or third party contractors and any subcontracting shall not relieve Service Provider of its obligations hereunder, including with respect to the scope and level of Services. Service Provider shall use commercially reasonable efforts consistent with its general practices to cause each third party contractor on whose services the Services are dependent to comply with the relevant third party contractor’s contractual obligations.

SECTION 1.2. Use of Premises. (a) The Services shall include a right of the Company to continue to use the same space to the same extent of, and for the same purposes as, such use prior to the Effective Date with respect to the premises located at 1345 Avenue of the Americas, New York, New York (the “Occupied Premises”) during the period beginning on the Effective Date and ending on June 30, 2019; provided that (i) the Company will be responsible for reimbursing Service Provider for its pro rata share of the rent, any real-estate taxes and any other real-estate costs associated with the Occupied Premises, (ii) all personnel of the Company or any of its subsidiaries who occupy the Occupied Premises shall remain subject to all compliance rules and policies applicable to the employees of Service Provider and its affiliates and (iii) the Company will be responsible for reimbursing Service Provider for its pro rata share of any costs associated with implementation and oversight of such compliance rules and policies. For purposes of this Section 1.2, the pro rata share of the rent, taxes and costs allocated to the Company under clauses (i) and (iii) of this Section 1.2 shall be calculated based on the methodology customarily applied by Fortress Investment Group LLC in allocating these types of costs in respect of the Occupied Premises among its affiliates and shall be equal to the amount set forth on Schedule A.

(b) If Service Provider enters into any negotiations with potential subtenants in respect of the Occupied Premises, Service Provider shall keep the Company reasonably informed regarding the status of any such negotiations. In the event that prior to June 30, 2019, Service Provider agrees to sublet or terminate the underlying lease agreement in respect of the Occupied Premises, the Company shall vacate the Occupied Premises upon thirty (30) days’ written notice (or, if greater, such longer time period afforded to Service Provider under any sublease or termination arrangement) provided by Service Provider .

SECTION 1.3. Additional Services. Services not agreed upon in Schedule A but provided during the twelve (12) month period prior to the Effective Date by Service Provider to the Company can be requested in writing. Upon receipt of such notice, within a commercially reasonable period of time, Service Provider and the Company shall discuss in good faith such requested additional services (the “Additional Services”) and the terms and conditions applicable to such Additional Services. If Service Provider agrees to provide such Additional Services and the Parties reach an agreement in writing on the terms and conditions for such Additional Services, then Service Provider shall provide such Additional Services on such terms and conditions, and Schedule A shall be deemed amended to include the Additional Services, which shall be provided in accordance with such agreed terms and conditions and the other applicable terms and conditions of this Agreement and the Additional Services shall be deemed to be Services hereunder.

SECTION 1.4. Performance of Services. Service Provider shall provide, or cause one or more of its affiliates or third party contractors to provide, the Services in accordance with applicable law and any of Service Provider’s written policies and procedures and within the same standard and manner that is commensurate in all material respects (in nature, quality and timeliness) with the manner in which they were provided to the Company during the one-year period prior to the Effective Date, subject to any limitations or restrictions agreed to in writing by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), which limitations or restrictions are posed by or resulting from (a) any modification in process for providing Services necessitated by the separation of the management of the Company from Service Provider’s continuing operations, (b) any change in scope (as agreed in writing by the Parties from time-to-time during the Term), and (c) any restrictions imposed on Service Provider by applicable law. For the avoidance of doubt, in providing the Services, Service Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

SECTION 1.5. Connectivity, Compliance and Security Measures. The Company shall comply with all policies and procedures of Service Provider that have been provided to the Company in connection with its access to and use of the Services.

SECTION 1.6. Cost Reimbursements. (a) As compensation to Service Provider for the Services set forth on Schedule A rendered hereunder, the Company shall, for each Service performed, reimburse Service Provider for its cost of providing the Services, including the allocated cost of, among other things, overhead, employee wages and compensation and actually incurred out-of-pocket expenses, in each case, determined using Service Provider’s cost allocation methodology consistent with past practice, without any intent to cause Service Provider to receive profit or incur loss (the “Cost Reimbursements”). On a monthly basis, Service Provider shall provide an invoice setting forth the Cost Reimbursements to be charged in arrears to the Company hereunder, including reasonable supporting documentation. Cost Reimbursements shall be paid within forty-five (45) days of the Company’s receipt of such invoice. Late payments shall bear interest at the lesser of the prime rate plus two percent (2%) per annum or the maximum rate allowed by law.

(b) All sales, use, service and other similar taxes, levies and charges imposed by applicable taxing authorities on the provision of Services (collectively, “Taxes”) shall be borne by the Company (excluding, for the avoidance of doubt, any Taxes measured by reference to net income). If Service Provider or any of its affiliates or third party contractors are required to pay such Taxes, (i) Service Provider shall invoice the Company for such Taxes and (ii) the Company shall promptly reimburse Service Provider therefor in accordance with this Section 1.6(b).

SECTION 1.7. Direction and Control of Employees. Unless otherwise agreed by the Parties, for purposes of all compensation and employee benefits and welfare matters, all employees and representatives of Service Provider, its affiliates and third party contractors shall be deemed to be employees or representatives of Service Provider, its affiliates or third party contractors and not employees or representatives of the Company. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider, its affiliates or third party contractors (and not the Company or its affiliates) and Service Provider, its affiliates and third party contractors shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees, representatives and third party contractors.

SECTION 1.8. Cooperation of Service Provider. During the Term and following any termination of this Agreement or a Service, Service Provider shall, and shall use commercially reasonable efforts to cause its affiliates and third party contractors to, at the Company’s cost, cooperate in good faith with the Company and its affiliates to transfer records and take such other actions reasonably requested by the Company to enable it to make alternative arrangements for the provision of services substantially consistent with the Services or the replacement of the Services.

SECTION 1.9. Return of Records owned by the Company. Upon termination of a Service with respect to which Service Provider or its affiliates holds books, records or files, including current or archived copies of computer files, owned by the Company or its affiliates and used by Service Provider, its affiliates or its third party contractors in connection with the provision of a Service to the Company or its affiliates, Service Provider will use commercially reasonable efforts to return all of such books, records or files as soon as reasonably practicable. The Parties acknowledge and agree that copies of emails relating to the conduct of the business of the Company will be retained by Service Provider in its archival records in compliance with its statutory obligations as an investment adviser. Additionally, Service Provider or its affiliates may retain copies of books, records and files (a) as necessary to comply with applicable laws or court orders and (b) to the extent they have become included in automatic “backups” by routine procedures or by electronic communication or information management systems without the requirement to “scrub” such systems or its backup servers, provided that such copies retained by Service Provider shall remain subject to the use and confidentiality restrictions in this Agreement until such copies are destroyed by Service Provider in accordance with its own information technology and record retention policies and applicable law.

SECTION 1.10. Work Product and Intellectual Property. Service Provider acknowledges that any and all writings, documents, designs, data and other materials that Service Provider makes, conceives or develops at any time as a result of Service Provider’s performance of the Services may be utilized by the Company to the extent necessary to receive and use the Services hereunder. Each Party shall retain the entire right, title and interest in and to intellectual property and other proprietary information that existed prior to, or are created independently of the performance of the Services. In addition, the Company shall be the sole and exclusive owner of any right, title, license or other interest in or to, Transition IP solely to the extent exclusively related to the business of the Company. Except as set forth in the preceding sentence, Service Provider shall be the sole and exclusive owner of any right, title, license or other interest in or to, all Transition IP, and, for the avoidance of doubt, no such items shall be considered a work made for hire within the meaning of Title 17 of the United States Code. For purpose of this Agreement, “Transition IP” shall mean any copyrights, patents, trade secrets and other intellectual property rights to the extent developed, created, modified, or improved, or used or relied upon, by Service Provider or its affiliates or third party contractors in connection with the Services or the performance of Service Provider’s obligations hereunder.

ARTICLE II

Certain Covenants

SECTION 2.1. Cooperation of the Company. The Company shall cooperate with Service Provider in all reasonable respects in the performance of the Services, as applicable.

SECTION 2.2. Independent Contractor. In providing the Services, Service Provider shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership, joint venture or principal/agent relationship between the Company or any of its affiliates or their respective directors, officers or employees, on the one hand, and Service Provider or any of its affiliates or their respective directors, officers or employees, on the other hand.

SECTION 2.3. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all applicable laws in connection with its performance under this Agreement.

SECTION 2.4. Limitation of Liability; Indemnity. (a) It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement. Notwithstanding the foregoing, no Party will be liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages, except to the extent paid in connection with a claim by a third party. Subject to Section 2.4(c), in no event shall Service Provider’s liability in the aggregate for any and all damages and losses hereunder exceed the total amount billed to the Company or payable by the Company to Service Provider under this Agreement, it being understood that this limitation shall not apply to breaches of the confidentiality provisions set forth in Section 5.2 or in the case of fraud or willful misconduct of Service Provider.

(b) The Company shall indemnify, defend and hold Service Provider and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all losses, liabilities, claims, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that arise out of this Agreement (including the provision of Services to or receipt and use of Services by the Company and its affiliates), except for Losses to the extent arising from any breach of this Agreement by Service Provider or the gross negligence, fraud or willful misconduct of Service Provider. The foregoing indemnity shall survive the termination of this Agreement.

(c) Service Provider shall indemnify, defend and hold the Company and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all Losses arising from the gross negligence, fraud or willful misconduct of Service Provider; provided that, in no event shall Service Provider’s liability in the aggregate for all Losses indemnified under this Section 2.4(c) exceed the total amount billed to the Company or payable by the Company to Service Provider under this Agreement, it being understood that this limitation shall not apply in the case of fraud or willful misconduct of Service Provider. The foregoing indemnity shall survive the termination of this Agreement.

ARTICLE III

Term and Termination

SECTION 3.1. Term. This Agreement shall commence on the Effective Date and terminate on the earliest to occur of (a) the date on which this Agreement is terminated pursuant to Section 3.3, (b) the latest date on which any Service is to be provided as indicated on Schedule A or (c) the date on which the provision of all Services has been canceled pursuant to Section 3.2 (such period, the “Term”). The Company may extend the Term or the provision of any individual Service for an additional period requested by the Company on notice provided no less than sixty (60) days prior to the then-current scheduled end of the Term or expiration date for such Service, in each case, for a period of time not to exceed that set forth in Schedule A.

SECTION 3.2. Termination of Individual Services. The Company may terminate at any time any individual Service provided under this Agreement on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service to be terminated and the effective date of termination, which date shall not be less than thirty (30) days after receipt of such notice unless Service Provider otherwise agrees; provided that, in addition to any other costs due, the Company shall reimburse Service Provider for any actual incremental costs and expenses incurred by Service Provider in connection with any such early termination of a Service, it being agreed that Service Provider shall use commercially reasonable efforts to mitigate such incremental costs and expenses; provided, further, that Service Provider shall reasonably promptly inform the Company if any Services depend upon a Service for which the Company has provided notice of termination, and Service Provider shall be under no further obligation to provide such dependent Services upon such termination (unless the Company withdraws its request to terminate such Service in writing within five (5) business days of Service Provider informing the Company of any such dependent Services, in which case Service Provider shall continue to provide such Service and such dependent Services for the original term).

SECTION 3.3. Termination of Agreement. (a) This Agreement may be terminated at any time by the mutual written consent of Service Provider and the Company.

(b) Either Service Provider or the Company (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other Party on or at any time after the other Party is in material breach of any of its obligations under this Agreement and has failed to remedy the breach within thirty (30) days of receipt of written notice from the Initiating Party giving particulars of the breach and requiring the other Party to remedy the breach.

(c) Without prejudice to the other rights or remedies Service Provider may have, Service Provider may terminate this Agreement with immediate effect by written notice to the Company if the Company shall have failed to pay any sum overdue and payable to Service Provider in accordance with Section 1.6 hereof for a period of at least thirty (30) days, unless such amount is being disputed in good faith.

(d) Except as otherwise provided in this Agreement, all rights and obligations of Service Provider and the Company shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect the accrued rights and obligations of Service Provider and the Company at the date of termination or any rights and obligations that expressly survive the termination of this Agreement.

ARTICLE IV

Dispute Resolution

SECTION 4.1. Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 4.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

SECTION 4.2. Negotiation and Dispute Resolution. (a) Except as otherwise provided in this Agreement or in the Termination Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 4.3.

SECTION 4.3. Arbitration. (a) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the CPR under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 4.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 2.4(a). The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b) The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to the Termination Agreement or Section 11 of the Management and Advisory Agreement, dated as of November 6, 2014, by and between the Company and Service Provider, if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and the Termination Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE IV; provided, however, that Service Provider will not be required to continue to perform Services for which it has not been (or is not being) reimbursed in accordance with Section 1.6 until such reimbursement is made.

ARTICLE V

Miscellaneous

SECTION 5.1. Amendments; Waiver. This Agreement may not be amended, altered or otherwise modified, and no provision hereof may be waived, except by written instrument executed by the Company and Service Provider.

SECTION 5.2. Confidentiality. Each Party shall treat as confidential and shall not make available or disclose any information or material of the other Party that is or has been (a) disclosed by such other Party under or in connection with this Agreement, whether orally, electronically, in writing or otherwise, including copies or (b) learned or acquired by the other Party in connection with this Agreement (collectively, “Confidential Material”) to any person, or make or permit any use of such Confidential Material without the prior written consent of the other Party. (The Party disclosing such information or materials, the “Disclosing Party”; the Party receiving such information or materials, the “Receiving Party”). Notwithstanding the foregoing, Confidential Material may be disclosed to personnel and third party contractors of the Receiving Party who need to know such information for purposes of performing the Receiving Party’s obligations under this Agreement and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligation the Receiving Party will be responsible. The provisions of this Section 5.2 shall not apply to any Confidential Material which: (i) is or becomes commonly known within the public domain other than as a result of a disclosure by the Receiving Party in breach of this Agreement; (ii) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality to the Disclosing Party; or (iii) is independently developed by the Receiving Party without use of or reference to any Confidential Material. Notwithstanding any other provision of this Agreement, if the Receiving Party or any of its Representatives is (A) compelled in any legal process or proceeding to disclose any Confidential Material of the Disclosing Party or (B) requested or required by any governmental entity to disclose any Confidential Material, the Receiving Party shall, to the extent not prohibited by law or rule, promptly notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order and/or waive in writing the Receiving Party’s compliance with the provisions of this Section 5.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless compelled to disclose Confidential Material of the Disclosing Party, the Receiving Party, after written notice to the Disclosing Party (to the extent not prohibited by law or rule), may disclose such Confidential Material only to the extent so required by applicable law. Each Party shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Material so disclosed.

SECTION 5.3. Force Majeure. Any delay, failure or omission by any Party in the performance of any of its obligations under this Agreement shall not be deemed a breach of this Agreement or result in any liability of such Party in respect of such breach, if such delay, failure or omission arises from any cause or causes beyond the reasonable control of such Party, including, but not limited to, acts of God, fire, storm, flood, earthquake, governmental regulation or direction, war, terrorist acts, insurrection, riot, invasion, strike or lockout; provided, however, that (a) the affected Party shall promptly notify the other Party of the existence of such cause or causes and its anticipated duration, (b) the affected Party shall use commercially reasonable efforts to prevent, limit and remove the effects of any such cause or causes and (c) the affected Party shall resume the performance whenever such causes are removed.

SECTION 5.4. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by email against confirmation and (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Service Provider, at:

FIG LLC 1345 Avenue of the Americas

46th Floor

New York, New York 10105

Attention:	Mr. David N. Brooks
Fax:	(917) 591-8632
Email:	dbrooks@fortress.com

If to the Company, at:

New Senior Investment Group Inc.

1345 Avenue of the Americas

45th Floor

New York, New York 10105

Attention:	Chief Executive Officer
Fax:	(212) 798-6070
Email:	sgivens@fortress.com

Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5.4 for the giving of notice.

SECTION 5.5. Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

SECTION 5.6. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party, except that either Party may assign its rights hereunder to any of its affiliates (provided that no such assignment shall release such Party from its obligations under this Agreement).

SECTION 5.7. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 5.8. Expenses. Each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement.

SECTION 5.9. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of, or estoppel with respect to, such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 5.10. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 5.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

SECTION 5.12. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 5.13. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation
By:
Name:
Title:

FIG LLC, a Delaware limited liability company

By:
Name:
Title: